Exhibit 99.1

ASIAINFO REPORTS SECOND QUARTER 2006 RESULTS

•	AsiaInfo Meets Net Revenue Guidance for Second Quarter

•	High-Margin Telecom Software Products and Solutions Grows 23% Year-Over-Year and 3% Sequentially

•	Lenovo-AsiaInfo’s Security Products and Services Business Continues Steady Sequential Growth

•	Board Approves Chief Financial Officer Succession Plan

BEIJING/SANTA CLARA, Calif. – July 26, 2006 – AsiaInfo Holdings, Inc. (Nasdaq: ASIA), (“AsiaInfo”) a leading provider of telecom software solutions and security products and services in China, today announced second quarter results for the period ended June 30, 2006.

Meeting guidance, net revenue (total revenues net of third party hardware cost) for the second quarter was US$19.9 million, a decrease of 4% year-over-year, and an increase of 1% sequentially. Earnings per basic share were US$0.03.

AsiaInfo’s telecom business continued to perform well, posting net revenue growth of 4% year-over-year. Lenovo-AsiaInfo’s security products and services business experienced stronger than expected results as revenue increased sequentially. Please refer to the end of the press release for condensed segmented financial results for AsiaInfo’s two business units, AsiaInfo Technologies, encompassing the Company’s high-margin telecom business, and Lenovo-AsiaInfo, mainly providing security products and services to China’s enterprise market.

Gross revenue for the second quarter was US$24.0 million, substantially unchanged from the year ago period and down 13% sequentially. Gross margins were 39% in the second quarter compared to 43% in the year-ago period and 36% in the previous quarter.

“We are pleased to have met our financial guidance for the second quarter as we continue to see strong demand for our leading telecom software solutions,” said Steve Zhang, AsiaInfo’s President and Chief Executive Officer.

During the quarter AsiaInfo deployed software solutions for telecom customers in areas including customer management, network support, and sales channel management. The Company also formed a joint lab with China Mobile to develop data warehouse technology.

“As Chinese telecom carriers continue to focus on differentiating and improving customer services, AsiaInfo is in a strong position to benefit through our innovative solutions that help carriers understand their market segments and optimize their customer offerings,” added Mr. Zhang.

Revenue from software products and solutions for the second quarter was US$17.0 million, an increase of 11% from the year-ago period and an increase of 6% sequentially. Service revenue was US$2.7 million, a 48% decrease year-over-year and a 17% sequential decrease. Third-party hardware revenue for the quarter was US$4.3 million, a 23% increase over the year ago period and a decrease of 47% sequentially.

During the second quarter, the Lenovo-AsiaInfo business unit contributed approximately 11% to net revenue, including a 12% contribution to software products and solutions revenue and a 6% contribution to service revenue. Lenovo-AsiaInfo contributed 18% to the Company’s net revenue in the year-ago period and 9% in the previous quarter.

Total operating expenses for the quarter were US$9.0 million, a decrease of 9% year-over-year and a 14% decrease sequentially. The decrease was mainly due to the collection of one bad debt and the partial reversal of the bad debt provision in our Lenovo-AsiaInfo business unit during the second quarter as this business continues to recover. Lenovo-AsiaInfo contributed 13% to total operating expenses for the second quarter of 2006.

Net income from continuing operations for the second quarter was US$1.2 million, or US$0.03 per basic share. Net income from continuing operations in the year-ago period was US$1.2 million or US$0.03 per basic share, and US$0.4 million or US$0.01 per basic share in the previous quarter.

Net income from discontinued operations in the second quarter was US$0.1 million. In the year-ago period net loss from discontinued operations was US$0.3 million, or US$0.01 per basic share. The Company did not record a loss from discontinued operations in the first quarter. Discontinued operations refer to certain non-core businesses that the Company discontinued in the previous year.

In the second quarter, AsiaInfo recorded a total net income of US$1.3 million, compared to net income of US$0.8 million in the year-ago period and US$0.4 million in the previous quarter. Operating cash flow for the second quarter was US$0.1 million.

Chief Financial Officer Succession Plan

AsiaInfo’s Board of Directors today announced the upcoming retirement of AsiaInfo’s Chief Financial Officer, Ms. Ying Han, and the approval of a CFO succession plan.

Commenting on the announcement, AsiaInfo’s Chairman of the Board James Ding said, “We support Ying in her decision to retire to spend more time with her family and attend to personal matters. We highly appreciate Ying’s well prepared succession plan and I am confident that this will ensure a seamless transition of the CFO role.”

Ms. Han will retire from the CFO position by the end of the year, and will remain with the company in the role of financial consultant.

Mr. Ding continued, “Ying has been instrumental over the past eight years through our private financing, IPO, and development as a mature public company with a strong track record for corporate governance and transparency. Her support and contributions have been invaluable and she will be greatly missed by the entire AsiaInfo family.”

AsiaInfo Chief Financial Officer Ms. Ying Han added, “We began the succession process last year by bringing on Ms. Eileen Chu as Director of Investor Relations. After working closely with Eileen for over a year, I am fully confident that she has the right skills, background and experience, and is the best candidate to succeed to the role of CFO.”

AsiaInfo’s Investor Relations Director since May 2005, Eileen Chu brings a wealth of experience in financial services to the role. Eileen is a US certified public accountant and prior to joining AsiaInfo, she served for six years as an auditor with Ernst and Young, where she worked extensively with private and publicly listed companies.

“While Ying will be greatly missed, we are confident that the succession plan we have in place will ensure a smooth transition,” commented AsiaInfo CEO Steve Zhang. “With Eileen’s broad financial expertise and experience working with publicly listed companies, she will be a strong asset for AsiaInfo.”

Third Quarter Guidance

AsiaInfo expects third quarter net revenue to be US$20 million to US$22 million and an income of US$0.02 to US$0.03 per basic share for the third quarter.

The Company anticipates that Lenovo-AsiaInfo’s security products and services business will continue to increase its revenue and decrease its operating loss.

ASIAINFO HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Amounts in thousands of US$)

	Three Months Ended Jun 30		Six Months Ended Jun 30
	2006	2005	2006	2005
Revenues:
Software products and solutions	$17,014	$15,348	$33,091	$30,779
Service	2,692	5,128	5,926	10,064
Third party hardware	4,307	3,491	12,495	9,829

Total revenues	24,013	23,967	51,512	50,672

Cost of revenues:
Software products and solutions	8,599	7,631	16,360	14,353
Service	2,022	2,599	4,029	5,684
Third party hardware	4,092	3,316	11,871	9,337

Total cost of revenues	14,713	13,546	32,260	29,374

Gross profit	9,300	10,421	19,252	21,298
Operating expenses:
Sales and marketing	4,233	4,181	8,254	8,683
General and administrative	1,286	2,968	4,502	5,138
Research and development	3,498	2,755	6,702	5,814

Total operating expenses	9,017	9,904	19,458	19,635

Income (loss) from operations	283	517	(206)	1,663

Other income (expenses):
Interest income	1,127	810	2,095	1,618
Gain (loss) from disposal of investment	—	(11)	—	(14)
Other expense, net	3	0	(55)	11

Total other income (expenses), net	1,130	799	2,040	1,615

Income before income taxes	1,413	1,316	1,834	3,278
Income tax expense	205	146	266	388

Net income from continuing operations	1,208	1,170	1,568	2,890

Discontinued operations:
Loss from operations of discontinued components	—	(341)	—	(691)
Gain on sales of discontinued components	140	—	140	—

Discontinued operations net of tax	140	(341)	140	(691)

Net income	$1,348	$829	$1,708	2,199

Net income per share from continuing operations:
Basic	$0.03	$0.03	$0.04	$0.07
Diluted	$0.03	$0.03	$0.04	$0.06

Net loss per share from discontinued operations:
Basic	—	$(0.01)	—	$(0.02)
Diluted	—	$(0.01)	—	$(0.02)

Shares used in computation:
Basic	43,941,763	42,463,868	44,693,342	43,855,764
Diluted	44,916,700	48,356,425	45,634,975	49,646,084

Non-GAAP disclosure
Total revenues net of third party hardware cost	$19,921	$20,651	$39,641	$41,335
Total costs of sales net of third party hardware cost	$10,621	$10,230	$20,389	$20,037

ASIAINFO HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of US$, except share and per share amounts)

	As at
	Jun 30, 2006	Dec 31, 2005(1)
	(Unaudited)
ASSETS:
Current Assets:
Cash and cash equivalents	$83,614	$92,176
Restricted cash	12,426	13,369
Short term investments	42,238	43,181
Notes receivable	365	3,551
Accounts receivable, trade (net of allowances of 4,336 and 4,663 at Jun 30, 2006 and Dec 31, 2005, respectively)	40,626	40,727
Inventories	3,783	5,211
Other current assets	10,279	9,595

Total current assets	193,331	207,810

Property, plant and equipment, net	2,077	2,374
Long term investment	1,745	1,729
Other assets	20,737	16,313

Total Assets	$217,890	$228,226

LIABILITY AND STOCKHOLDERS EQUITY
Current Liabilities:
Notes payable	$5,322	$1,807
Accounts payable	10,381	9,421
Accrued employee benefit	12,235	11,849
Deferred revenue	14,476	18,685
Income taxes payable	342	444
Other taxes payable	2,538	2,415
Other current liabilities	16,819	15,981

Total current liabilities	$62,113	$60,602

Stockholders’ equity:
Common stock, 100,000,000 shares authorized; 0.01 par value, shares issued 43,202,384 and 46,920,714 shares issued as of Jun 30, 2006 and Dec 31, 2005, respectively; shares issued and outstanding: 42,903,384 and 46,144,613 shares issued and outstanding as of Jun 30, 2006 and Dec 31, 2005, respectively	432	469
Additional paid-in capital	198,266	215,201
Treasury stock, at cost, 299,000 shares and 776,101 shares as of Jun 30, 2006 and Dec 31, 2005, respectively	(1,240)	(4,027)
Accumulated deficit	(44,679)	(46,387)
Accumulated other comprehensive income	2,998	2,368

Total stockholders’ equity	155,777	167,624

Total Liabilities and Stockholders’ Equity	$217,890	$228,226

(1)	December 31, 2005 balances were extracted from audited financial statements.

ASIAINFO HOLDINGS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND TOTAL ASSETS FOR REPORTABLE SEGMENTS(Unaudited)

	(Amounts in thousands of US$)
	Three Months Ended
	Jun 30, 2006			Jun 30, 2005			Mar 31, 2006
	AsiaInfo Technologies	Lenovo -AsiaInfo	Total	AsiaInfo Technologies	Lenovo –AsiaInfo	Total	AsiaInfo Technologies	Lenovo -AsiaInfo	Total
Revenues:
Software products and solutions	$14,943	$2,071	$17,014	$12,113	$3,235	$15,348	$14,455	$1,622	$16,077
Service	2,541	151	2,692	4,650	478	5,128	3,023	211	3,234
Third party hardware	3,925	382	4,307	3,480	11	3,491	8,176	12	8,188

Total revenues	21,409	2,604	24,013	20,243	3,724	23,967	25,654	1,845	27,499

Cost of revenues:
Software products and solutions	7,583	1,016	8,599	5,834	1,797	7,631	6,797	964	7,761
Service	1,179	843	2,022	2,252	347	2,599	1,666	341	2,007
Third party hardware	3,729	363	4,092	3,306	10	3,316	7,768	11	7,779

Total cost of revenues	12,491	2,222	14,713	11,392	2,154	13,546	16,231	1,316	17,547

Gross profit	8,918	382	9,300	8,851	1,570	10,421	9,423	529	9,952

Business unit expenses:
Sales and marketing	2,736	1,497	4,233	2,361	1,820	4,181	2,632	1,389	4,021
General and administrative (1)	105	(815)	(710)	1,082	255	1,337	350	551	901
Research and development	3,042	456	3,498	2,256	499	2,755	2,742	462	3,204

Total business unit expenses	5,883	1,138	7,021	5,699	2,574	8,273	5,724	2,402	8,126

Contribution profit (loss)	$3,035	$(756)	$2,279	$3,152	$(1,004)	$2,148	$3,699	$(1,873)	$1,826

Corporate general and administrative			1,996			1,631			2,316

Income (loss) from operations			283			517			(490)

Total assets	$196,954	$20,936	$217,890	$170,817	$96,640	$267,457	$209,064	$18,644	$227,708

(1)	General and administrative expenses reported reflect only the direct controllable expenses of each business unit and do not include allocation of corporate general and administrative expenses.

Second Quarter 2006 Conference Call

The earnings announcement conference call will take place on July 26, 2006 at 5:00pm Pacific Time/ 8:00pm Eastern Time (Beijing/Hong Kong Time: July 27, 2006 at 8:00am). The dial-in number for U.S. callers is +1 866-549-1292, and +852 3005-2050 for Hong Kong and international callers. The passcode for the call is 788992.

A replay will be available from 8:00pm Pacific Time on July 26, 2006 until 8:00pm Pacific Time on August 5, 2006 by dialing +1 866-753-0743 for U.S. callers, or +852 3005-2020 for Hong Kong and international callers. The passcode for the replay is 127553.

Additionally, a live and archived web cast of this call will be available on the Investor Relations section of the AsiaInfo web site at www.asiainfo.com.

Reconciliation of Non-GAAP Measures

This earnings release contains a presentation of AsiaInfo’s net revenue, which represents total revenue net of hardware costs that are passed through to our customers. Under applicable U.S. securities regulations, net revenue is considered a “Non-GAAP financial measure”. We believe total revenues net of hardware costs more accurately reflects our core business, which is the provision of software solutions and services, and provides transparency to our investors. It is also the same measure used by our management to evaluate the competitiveness and development of our business. The presentation of this additional information is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. Pursuant to relevant regulatory requirements, we are providing in this release the following reconciliation of the Non-GAAP financial measure (Net Revenue) to the most directly comparable GAAP financial measure (Total Revenues).

	2006 Q2	2005 Q2	2006 Q1
	(in thousands of US dollars)
Net Revenue	$19,921	$20,651	$19,720
Third Party Hardware Costs	4,092	3,316	7,779

Total Revenues	$24,013	$23,967	$27,499

About AsiaInfo Holdings, Inc.

AsiaInfo Holdings, Inc. (Nasdaq: ASIA) is a leading provider of high-quality software and customer solutions to many of China’s largest enterprises. In addition to providing software and customer solutions to China’s telecom carriers, the Company also offers a wide range of security products and services to small, medium and large sized Chinese enterprises across multiple vertical industries.

Organized as a Delaware corporation, AsiaInfo began operations in the United States in 1993. The Company moved its major operations to China in 1995 and played a significant role in the construction of the national Internet backbones and provincial access networks for all of China’s major national telecom carriers, including China Telecom, China Mobile, China Unicom and China Netcom. Since 1998, AsiaInfo has continued to diversify its product offerings and is now a major provider of enterprise software solutions in China.

For more information about AsiaInfo, please visit http://www.asiainfo.com.

The information contained in this document is as of July 26, 2006. AsiaInfo assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about AsiaInfo’s operating results and business prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: government telecommunications infrastructure and budgetary policy in China; our ability to maintain our concentrated customer base; the long and variable billing cycles for our products and services that can cause our revenues and operating results to vary significantly from period to period; our ability to meet our working capital requirements; our ability to retain our executive officers; our ability to attract and retain skilled personnel; potential liabilities we are exposed to because we extend warranties to our customers; risks associated with cost overruns and delays; our ability to develop or acquire new products or enhancements to our software products that are marketable on a timely and cost-effective basis; our ability to adequately protect our proprietary rights; the competitive nature of the markets we operate in; political and economic policies of the Chinese government. A further list and description of these risks, uncertainties, and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and in our periodic reports on Forms 10-Q and 8-K filed with the United States Securities and Exchange Commission and available at www.sec.gov.

China Contacts:

Eileen Chu

AsiaInfo Technologies (China), Inc.

ir@asiainfo.com

(+8610) 8216-6017

Rory Macpherson

Ogilvy Public Relations Worldwide

rory.macpherson@ogilvy.com

(+8610) 8520-6553